                    U. S. SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549



                                   FORM 8-K/A

                                 CURRENT REPORT

                    PURSUANT TO SECTION 13 OR 15 (d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


             DATE OF EARLIEST EVENT REPORTED:    DECEMBER 21, 2001



                      INDUSTRIAL DATA SYSTEMS CORPORATION
               (Exact name of registrant as specified in charter)


               NEVADA                                  000-22061                         88-0322261
----------------------------------------   --------------------------------   ------------------------------------
       (State of incorporation)                (Commission file number)         IRS Employer Identification No.


        600 CENTURY PLAZA DRIVE, SUITE 140, HOUSTON, TEXAS  77073-6033
        ---------------------------------------------------------------
          (Address of principal executive offices including zip code)



                                (281) 821-3200
                   ----------------------------------------
               Registrant's telephone number including area code

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS
         (a)  Financial Statements of Business Acquired
         (b)  Unaudited Pro Forma Combined Financial Data for IDS after the
              Merger

(a)  Financial Statements of Business Acquired

     The financial statements relating to the acquisition required pursuant to Article 3-05 of Regulation S-X are attached hereto.

  REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



  To Petrocon Engineering, Inc.:

  We have audited the accompanying consolidated balance sheets of Petrocon Engineering, Inc., and subsidiaries (the Company) as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the three years ended December 31, 2000, 1999 and 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2000 and 1999, and the results of its operations and its cash flows for the three years ended December 31, 2000, 1999 and 1998, in conformity with accounting principles generally accepted in the United States.



  /s/ Arthur Andersen LLP

  Houston, Texas
  April 27, 2001 (except for the matters
     disclosed in the second paragraph of
     Note 1 and the third paragraph of
     Note 8, for which the date is May 14,
     2001)

                  PETROCON ENGINEERING, INC., AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

         SEPTEMBER 30, 2001 (UNAUDITED), AND DECEMBER 31, 2000 AND 1999


                                                                              2001            2000            1999
                                                                         ------------    ------------    ------------
                                                                         (Unaudited)
                          ASSETS
                          ------
CURRENT ASSETS:
 Cash and cash equivalents                                               $     40,910    $    249,732    $    654,759
 Trade receivables, net                                                    12,336,184      10,356,386      11,720,378
 Costs and estimated profits in excess of billings on uncompleted
  contracts                                                                   560,924       1,416,386       1,421,915
 Prepaid expenses and other                                                   262,106         429,522       1,162,237
 Income tax receivable                                                              -               -       1,541,692
                                                                         ------------    ------------    ------------
    Total current assets                                                   13,200,124      12,452,026      16,500,981

PROPERTY AND EQUIPMENT, net                                                 3,486,622       3,804,400       5,134,922

INVESTMENT IN PETROCON ARABIA, LTD.                                                 -               -         542,751

GOODWILL, net                                                               4,515,910       4,596,448       9,924,059

OTHER ASSETS                                                                  327,480         447,328         538,369
                                                                         ------------    ------------    ------------
    Total assets                                                         $ 21,530,136    $ 21,300,202    $ 32,641,082
                                                                         ============    ============    ============

        LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
        ----------------------------------------------

CURRENT LIABILITIES:
 Accounts payable and accrued expenses                                   $  6,540,018    $  7,831,915    $ 11,107,088
 Line of Credit                                                             6,223,626               -               -
 Current maturities of long-term debt                                       1,703,964       2,215,803       6,642,707
 Income tax payable                                                            69,177         229,558               -
 Estimated loss on sale of subsidiary                                               -               -         731,567
 Billings in excess of costs and estimated profits on uncompleted
  contracts                                                                 1,036,403         206,478         437,838
                                                                         ------------    ------------    ------------
    Total current liabilities                                              15,573,188      10,483,754      18,919,200

LONG-TERM LIABILITIES:
 Long-term debt, net of current portion                                    11,916,313      15,844,123      18,912,989
                                                                         ------------    ------------    ------------
    Total liabilities                                                      27,489,501      26,327,877      37,832,189
                                                                         ------------    ------------    ------------

STOCKHOLDERS' EQUITY (DEFICIT):
 Preferred stock, $1.00 par value; 1,000,000 shares authorized, no
  shares issued or outstanding                                                      -               -               -
 Common stock, $.001 par value; 20,000,000 shares authorized,
  6,432,845 shares, 6,219,354 shares and 5,801,520 shares issued and
  outstanding, respectively                                                     6,433           6,220           5,802
 Additional paid-in capital                                                 9,061,830       9,059,908       9,056,148
 Retained deficit                                                         (15,027,628)    (14,093,803)    (14,253,057)
                                                                         ------------    ------------    ------------
    Total stockholders' equity (deficit)                                   (5,959,365)     (5,027,675)     (5,191,107)
                                                                         ------------    ------------    ------------
    Total liabilities and stockholders' equity (deficit)                 $ 21,530,136    $ 21,300,202    $ 32,641,082
                                                                         ============    ============    ============



  The accompanying notes are an integral part of these consolidated financial statements.

                  PETROCON ENGINEERING, INC., AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
 FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001 (UNAUDITED) AND 2000 (UNAUDITED),
                                      AND
              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998


                                                       Nine Months Ended
                                                         September 30                        Year Ended December 31
                                                 -----------------------------   -----------------------------------------------
                                                     2001            2000            2000             1999             1998
                                                  -----------     -----------     -----------     ------------     ------------
                                                         (Unaudited)
REVENUES                                          $51,878,852     $50,125,318     $68,343,696     $ 80,994,577     $100,900,724

DIRECT COSTS                                       42,478,549      41,362,177      55,932,211       73,242,796       82,757,589
                                                  -----------     -----------     -----------     ------------     ------------
       Gross profit                                 9,400,303       8,763,141      12,411,485        7,751,781       18,143,135

COST ASSOCIATED WITH MERGER                           620,000               -               -                -                -
ESTIMATED LOSS ON ASSETS HELD FOR SALE                      -               -               -          731,567                -
COSTS ASSOCIATED WITH FAILED EQUITY OFFERING                -               -               -                -        3,753,537

GENERAL AND ADMINISTRATIVE EXPENSES                 8,179,958       7,608,372      10,193,816       16,938,427       17,261,284
                                                  -----------     -----------     -----------     ------------     ------------
       Income (loss) from operations                  600,345       1,154,769       2,217,669       (9,918,213)      (2,871,686)

OTHER INCOME (EXPENSE):
   Interest expense, net                           (1,506,197)     (1,547,451)     (2,072,688)      (2,201,204)      (1,654,840)
   Equity in losses and estimated losses on
    sale of Petrocon Arabia Ltd.                            -               -               -       (2,880,113)        (243,441)
   Other                                              (27,973)         26,304          56,807          (56,769)         112,912
                                                  -----------     -----------     -----------     ------------     ------------
       Income (loss) before income tax and
         Extraordinary item                          (933,825)       (366,378)        201,788      (15,056,299)      (4,657,055)

INCOME TAX PROVISION (BENEFIT)                              -         (61,330)         42,534         (129,014)        (284,061)
                                                  -----------     -----------     -----------     ------------     ------------
       Net income (loss) before
        Extraordinary item                           (933,825)       (305,048)        159,254      (14,927,285)      (4,372,994)

LOSS ON EARLY EXTINGUISHMENT OF DEBT, net of
 $97,803 tax benefit                                        -               -               -         (152,980)               -
                                                  -----------     -----------     -----------     ------------     ------------
NET INCOME (LOSS)                                 $  (933,825)    $  (305,048)    $   159,254     $(15,080,265)    $ (4,372,994)
                                                  ===========     ===========     ===========     ============     ============

Earnings per share:
   Basic earnings (loss) per share on income
    (loss) before extraordinary item              $     (0.15)    $     (0.05)    $      0.03     $      (2.57)    $      (0.76)
   Per share effect of early extinguishment
    of debt, net of tax benefit                             -               -               -            (0.03)               -
                                                  -----------     -----------     -----------     ------------     ------------
    Basic earnings (loss) per share on
       net income (loss)                          $     (0.15)    $     (0.05)    $      0.03     $      (2.60)    $      (0.76)
                                                  ===========     ===========     ===========     ============     ============
   Basic weighted average shares outstanding        6,432,845       6,219,354       6,219,354        5,801,520        5,720,866
                                                  ===========     ===========     ===========     ============     ============

   Diluted earnings (loss) per share on
    income (loss) before extraordinary item       $     (0.15)    $     (0.05)    $      0.02     $      (2.57)    $      (0.76)
   Per share effect of early extinguishment
    of debt, net of tax benefit                             -               -               -            (0.03)               -
                                                  -----------     -----------     -----------     ------------     ------------
    Diluted earnings (loss) per share on net
        income (loss)                             $     (0.15)    $     (0.05)    $      0.02     $      (2.60)    $      (0.76)
                                                  ===========     ===========     ===========     ============     ============
   Diluted weighted average shares outstanding      6,432,845       6,219,354       8,103,590        5,801,520        5,720,866
                                                  ===========     ===========     ===========     ============     ============

  The accompanying notes are an integral part of these consolidated financial statements.

                  PETROCON ENGINEERING, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

         FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001 (UNAUDITED), AND

              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998



                                                      Common Stock       Additional       Retained           Total
                                                   -------------------     Paid-In        Earnings       Stockholders'
                                                    Shares     Amount      Capital       (Deficit)      Equity (Deficit)
                                                   ---------   -------   -----------   --------------   ----------------
RESTATED BALANCE,                                  5,717,658    $5,718    $8,997,029    $  5,200,202       $ 14,202,949
 December 31, 1997
  Common stock issued                                  5,500         5        43,032               -             43,037
  Stock options vested during the year                     -         -        16,087               -             16,087
  Net loss                                                 -         -             -      (4,372,994)        (4,372,994)
                                                   ---------    ------    ----------    ------------       ------------
BALANCE, December 31, 1998                         5,723,158     5,723     9,056,148         827,208          9,889,079
 Common stock issued                                  78,362        79             -               -                 79
 Net loss                                                  -         -             -     (15,080,265)       (15,080,265)
                                                   ---------    ------    ----------    ------------       ------------
BALANCE, December 31, 1999                         5,801,520     5,802     9,056,148     (14,253,057)        (5,191,107)
 Common stock issued                                 417,834       418         3,760               -              4,178
 Net income                                                -         -             -         159,254            159,254
                                                   ---------    ------    ----------    ------------       ------------
BALANCE, December 31, 2000                         6,219,354     6,220     9,059,908     (14,093,803)        (5,027,675)
 Common stock issued, unaudited                      213,491       213         1,922               -              2,135
 Net loss, unaudited                                       -         -             -        (933,825)          (933,825)
                                                   ---------    ------    ----------    ------------       ------------
BALANCE, September 30, 2001, unaudited             6,432,845    $6,433    $9,061,830    $(15,027,628)      $ (5,959,365)
                                                   =========    ======    ==========    ============       ============

  The accompanying notes are an integral part of these consolidated financial statements.

                  PETROCON ENGINEERING, INC., AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001 AND 2000
            AND FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

                                                             Nine Months Ended
                                                               September 30                     Year Ended December 31
                                                       ---------------------------   --------------------------------------------
                                                           2001           2000           2000            1999            1998
                                                       ------------   ------------   ------------   -------------   -------------
                                                                (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income (loss)                                     $   (933,825)  $   (305,048)  $    159,254   $ (15,080,265)  $  (4,372,994)
 Adjustments to reconcile net income (loss) to net
  cash provided by (used in) operating activities-
    Depreciation and amortization                           767,856        883,254      1,213,824       2,314,826       1,884,520
    Equity in undistributed losses and estimated
     losses on sale of Petrocon Arabia, Ltd.                      -              -              -       2,880,113         243,441
    Loss on extinguishment of debt                                -              -              -         250,783               -
    Compensation to management with Company stock                 -              -              -               -         342,237
    Estimated loss on assets held for sale                        -              -              -         731,567               -
    (Gain) loss on disposition of equipment                  (7,120)        (5,955)         4,118         309,902          73,745
    Deferred income taxes                                         -              -              -         874,184        (758,122)
 Changes in operating assets and liabilities-
  Trade receivables                                      (1,979,798)     1,621,636      1,923,992       2,061,422       1,616,131
  Costs and estimated profits in excess of billings
   on uncompleted contracts                                 855,462        719,613          5,529       4,216,651      (3,757,149)
  Prepaid expenses and other                                125,873        713,485        888,016         201,890         347,370
  Income tax receivable/payable                            (160,382)     1,506,446      1,771,250        (184,727)     (1,882,967)
  Accounts payable and accrued expenses                    (344,220)    (4,088,456)    (3,105,518)       (339,998)      6,450,082
  Billings in excess of costs and estimated profits
   on uncompleted contracts                                 829,925         72,617       (231,360)       (267,322)        205,765
                                                       ------------   ------------   ------------   -------------   -------------
     Net cash provided by (used in) operating
      activities                                           (846,229)     1,117,592      2,629,105      (2,030,974)        392,059
                                                       ------------   ------------   ------------   -------------   -------------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchase of property and equipment                        (122,791)      (109,822)      (231,128)       (428,572)     (1,242,448)
 In-process software development costs                      (87,157)       (17,434)       (92,494)              -         (98,064)
 Proceeds from sale of subsidiary                                 -      6,200,000      6,200,000               -               -
 Proceeds from sale of equipment and other                    8,921         19,291         31,286          27,917          48,835
                                                       ------------   ------------   ------------   -------------   -------------
     Net cash provided by (used in) investing
      activities                                           (201,027)     6,092,035      5,907,664        (400,655)     (1,291,677)
                                                       ------------   ------------   ------------   -------------   -------------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from issuance of common stock                       2,135          4,178          4,178               -               -
 Proceeds from borrowings under line of credit           63,670,429     60,861,864     80,430,101     106,559,769     111,828,683
 Payments on line of credit                             (61,232,539)   (64,564,054)   (83,787,382)   (107,271,912)   (115,614,880)
 Proceeds from issuance of notes payable                          -        831,344              -       8,992,443       5,330,000
 Principal payments on notes payable                     (1,601,591)    (4,855,629)    (5,588,693)     (6,077,706)     (2,014,811)
                                                       ------------   ------------   ------------   -------------   -------------
     Net cash provided by (used in) financing
      activities                                            838,434     (7,722,297)    (8,941,796)      2,202,594        (471,008)
                                                       ------------   ------------   ------------   -------------   -------------
NET DECREASE IN CASH AND CASH EQUIVALENTS                  (208,822)      (512,670)      (405,027)       (229,035)     (1,370,626)

CASH AND CASH EQUIVALENTS, beginning of year                249,732        654,759        654,759         883,794       2,254,420
                                                       ------------   ------------   ------------   -------------   -------------
CASH AND CASH EQUIVALENTS, end of year                 $     40,910   $    142,089   $    249,732   $     654,759   $     883,794
                                                       ============   ============   ============   =============   =============

NONCASH ACTIVITIES:
 Insurance acquired with notes payable                 $          -   $          -   $    280,996   $     527,183   $     550,450
 Additional consideration payable to former
  stockholders of acquired subsidiaries                           -              -        507,737         329,899         770,133
 Accounts payable and accrued liabilities converted
  to debt                                                   950,032      2,207,103      1,131,978       5,774,433               -

SUPPLEMENTAL CASH FLOW INFORMATION:
 Cash paid during the year for-
  Interest                                                  535,791        715,651        903,275       1,204,896       1,562,431
  Income taxes                                              218,823        129,325        236,527         469,958       2,317,483
Income tax refunds received                                       -              -      1,541,692               -               -

  The accompanying notes are an integral part of these consolidated financial statements.

                  PETROCON ENGINEERING, INC., AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      SEPTEMBER 30, 2001 (UNAUDITED) AND DECEMBER 31, 2000, 1999 AND 1998



1. SUMMARY OF FINANCIAL CONDITION, LIQUIDITY,
   BASIS OF PRESENTATION
   AND SIGNIFICANT ACCOUNTING POLICIES:

Financial Condition and Liquidity

Petrocon Engineering, Inc., and subsidiaries (Petrocon or the Company) had net income of $0.2 million in 2000 and incurred losses of $15.1 million and $4.4 million in 1999 and 1998, respectively. At December 31, 2000, the Company had an accumulated deficit of $14.1 million, a deficit in stockholders' equity of $5.0 million and current assets and current liabilities of $12.5 million and $10.5 million, respectively, resulting in working capital of $2.0 million. The Company was not in compliance with certain financial covenants of its Fleet Capital Corporation (Fleet) line of credit and term loan (the Credit Facility) at December 31, 2000, and thereafter for which the Company had outstanding balances of $5.0 million at December 31, 2000. The Company obtained an agreement from Fleet whereby Fleet agreed not to call the $5.0 million credit facility through April 30, 2001, due to the Company's noncompliance with financial covenants provided that the Company comply with certain amended financial covenants through that date. At various times through May 1, 2001, the Company was not in compliance with certain of the amended financial covenants.

On May 14, 2001, Fleet and the Company agreed to a fourth amendment to the Credit Facility providing the following: (a) the maturity date of the line of credit and term loan was reverted to the original term of June 14, 2002, (b) Fleet waived all covenant violations which occurred prior to this amendment, and
(c) the original financial covenants are reinstated except for a less-stringent fixed-charge coverage ratio.

The Company is in compliance with its financial loan covenants as of September
30, 2001. (unaudited)   On October 17, 2001, the Company received written
concurrence from Fleet to modify the coverage calculation to exclude certain costs attributable either directly or indirectly to the pending merger with Industrial Data Systems, including the costs of settling certain litigation.
(unaudited)   The Company has remained in compliance with its financial loan covenants through December 31, 2001, which was based upon certain improvements in operating results over the amounts realized through September 30, 2001. (unaudited)

In addition, management has taken the following actions to improve the Company's liquidity:

a. The Company initiated steps to reduce its cost structure, including making reductions to its overhead in 2000.

b. In June 2000, the Company restructured approximately $1.4 million of current payables at December 31, 1999 to vendors on the Saudi Aramco project into notes payable whereby the Company paid $0.3 million in July 2000 and agreed to pay $1.1 million ratably over a 24-month period. Accordingly, as of December 31, 1999, $1.4 million of accounts payable have been reclassified to long-term debt, net of current portion.

c. Effective January 26, 2000, the Company sold the assets of Alliance Engineering, Inc. (AEI), to The Wood Group in exchange for $6.2 million and the retention of certain liabilities of AEI by the Company. The net proceeds of this sale were used to reduce the Company's current liabilities by $3.7 million. The resulting estimated financial statement loss of $0.7 million, which includes estimated state income tax payable, was recognized in 1999.

These steps, together with cash flows generated by operations, allowed the Company to meet its obligations as they came due through 2001.

Basis of Presentation

In March 1999, the Company underwent a reorganization representing entities under common control, which was accounted for similar to a pooling of interests (see Note 2). Accordingly, the accompanying consolidated financial statements have been restated to reflect the effects of the reorganization as if it occurred on January 1 as of the beginning of the earliest period presented.

The accompanying consolidated financial statements include the accounts of Petrocon Engineering, Inc. (PEI), and its subsidiaries. All significant intercompany transactions have been eliminated in consolidation.

Business Activity

The Company provides international engineering, systems and construction management services to industrial customers with a primary focus in the process industries (oil, chemical and petrochemical).

Brief descriptions of the active companies included in the consolidated group follow:

Petrocon Engineering, Inc.--Provides general engineering services for industrial customers with specialties in the areas of distributive control systems, power distribution, process design and process safety management.

Petrocon Engineering of Louisiana, Inc. (PEI-LA)--Extends PEI's service area into southwest Louisiana.

Petrocon Systems, Inc. (PSI)--Provides design, fabrication, installation, start-up, checkout and maintenance of analyzers and PLC systems.

Petrocon Technologies, Inc. (PTI)--Disposed of in 1999, provided development, sales and marketing focused on Petrocon's licensed hybrid low NOX process.

Petrocon Construction Resources, Inc. (PCR)--Provides technical, inspection and operator personnel within client facilities.

Triangle Engineers and Constructors, Inc. (TE&C)--Provides engineering services and construction management services.

RPM Engineering, Inc. (RPM)--Provides engineering services in southeast
Louisiana.

Alliance Engineering, Inc.--Provides upstream engineering design and project services; sold in January 2000.

Interim Financial Information

As is normal and customary, the interim financial statements as of September 30, 2001, and for the nine months ended September 30, 2001 and 2000, are unaudited, and certain information normally included in financial statements prepared in accordance with accounting standards generally accepted in the United States has not been included herein. In the opinion of management, all adjustments necessary to fairly present the financial position, results of operations and cash flows with respect to the interim financial statements have been properly included. Due to seasonality and other factors, the results of operations for the interim periods are not necessarily indicative of the results that will be realized for the entire fiscal year.

Revenue Recognition

The Company provides a majority of its services through cost-plus contracts. Revenues are recognized to the extent of billable rates multiplied by hours delivered plus other reimbursable expenses incurred. Trade receivables include amounts currently billable per cost-plus contracts that are not billed until the following period. Fixed-price contracts represent approximately 14 percent, 20 percent and 17 percent of revenues in 2000, 1999 and 1998, respectively.
Revenue on fixed-price contracts is recognized using the percentage-of-completion method of accounting. The method used to measure percentage of completion consists of costs incurred compared to total estimated costs. Revisions in revenue and cost projections are recorded in the period in which the facts requiring the revision become known. When estimates of projected revenues and costs indicate a loss, the total estimated loss is accrued. Contract performance incentives are included in income when earned. Potential additional revenues on projects from claims and unapproved change orders are not recognized until amounts may be reliably estimated and realization is probable. The asset "costs and estimated profits in excess of billings on uncompleted contracts" represents revenues recognized in excess of amounts billed. The liability "billings in excess of costs and estimated profits on uncompleted contracts" represents amounts billed in excess of revenues recognized.

Cash and Cash Equivalents

Cash and cash equivalents represent certificates of deposit with maturities of three months or less and include certain restricted funds in the amount of $0.1 million invested in Rabbi trusts as of December 31, 2000. The Company's banking system provides for daily replenishment of major bank accounts for check-clearing requirements. Accordingly, there were negative book balances of $1.7 million and $1.0 million at December 31, 2000 and 1999, respectively. Such balances result from outstanding checks that have not yet been paid by the bank and are reclassified to accounts payable and accrued expenses in the accompanying consolidated balance sheets.

Investments

The Company has a one-third ownership interest in PEI Investments, a Texas joint venture (see Note 14). The Company uses the equity method of accounting for this investment. The Company also accounted for its 50 percent interest in Petrocon Arabia, Ltd. (PAL), by the equity method (see Note 15). Effective January 2000, the Company's 50 percent interest in PAL was sold to its in-country partner. PAL, an engineering company located in Saudi Arabia, provides general engineering services for oil field, pipeline and offshore facilities and gas plants, as well as refinery and petrochemical plants.

Property and Equipment

Property and equipment are stated at cost, and depreciation is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are capitalized and amortized over the lesser of the life of the lease or the estimated useful life of the asset.

Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the consolidated statements of operations.

The Company reviews certain long-lived assets for impairment whenever events indicate that the carrying amount of an asset may not be recoverable and recognizes an impairment loss under certain circumstances in the amount by which the carrying value exceeds the fair value of the asset. Based on these evaluations, during 1999, the Company identified and recorded an impairment of $0.3 million related to certain computer software.

Income Taxes

The Company follows the liability method of accounting for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." Under this method, deferred income taxes are recorded based upon the differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the underlying assets or liabilities are recovered or settled. Valuation allowances have been recorded when there is uncertainty of realizability of deferred tax assets.

Stock Options

As permitted by SFAS No. 123, "Accounting for Stock-Based Compensation," the Company has elected to record compensation expense in accordance with Accounting Principles Board (APB) Opinion No. 25, which calculates compensation as the difference between an option's exercise price and the current price of the underlying stock. See Note 13 for required pro forma disclosure of the impact on the consolidated statements of operations of recording compensation expense under the fair value method as prescribed by SFAS No. 123.

Fair Values of Financial Instruments

The Company enters into various types of financial instruments in the normal course of business. The Company does not hold or issue financial instruments for trading purposes nor does it hold interest rate, leveraged or other types of derivative financial instruments. The carrying amounts of the Company's financial instruments approximate their fair values.

Earnings Per Share

SFAS No. 128 requires the presentation of basic earnings per share and diluted earnings per share in financial statements of public enterprises. Under the provisions of this statement, basic earnings per share is computed based on weighted average shares outstanding and excludes dilutive securities. Diluted earnings per share is computed including the impacts of all potentially dilutive securities. Potentially dilutive securities which have not been included in the computation of diluted earnings per share include 525,386 warrants exercisable at $6.50 and 1,148,888 options exercisable at $1.00 to $6.50. The following table sets forth the shares outstanding for the earnings per share calculations for the years ended December 31, 2000, 1999 and 1998:

                                                                  2000            1999            1998
                                                               ---------       ---------       ---------
Common stock issued, beginning of year                         5,801,520       5,723,158       5,717,658
Weighted average common stock issued                             417,834          78,362           3,208
                                                               ---------       ---------       ---------
Shares used in computing basic earnings per share              6,219,354       5,801,520       5,720,866
Dilutive effect of $.01 warrants, net of assumed
  repurchase of treasury stock                                 1,884,235               -               -
                                                               ---------       ---------       ---------
Shares used in computing diluted earnings per share            8,103,590       5,801,520       5,720,866
                                                               =========       =========       =========

Intangible Assets and Amortization

Goodwill represents the excess of cost over the fair value of net tangible assets of businesses acquired. Goodwill is being amortized on a straight-line basis over an expected useful life of 40 years. Other intangible assets, included in other assets, are amortized over the period expected to be benefited (five to seven years). Amortization expense for goodwill and other intangible assets was $0.3 million, $0.9 million and $0.5 million for 2000, 1999 and 1998, respectively. Accumulated amortization of goodwill and other intangible assets at December 31, 2000 and 1999, was $0.9 million in each year.

Use of Estimates

The preparation of Company's consolidated financial statements in conformity with accounting principles generally accepted in the United States, including the use of the percentage-of-completion method of accounting, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2. REORGANIZATION:

On March 9, 1999, Petrocon entered into an agreement and plan of reorganization (the Agreement) with OEI and Equus II Incorporated (Equus). Pursuant to the Agreement, OEI was merged into Petrocon. In connection with the merger, certain indebtedness owed to Equus by OEI and Petrocon was renewed, rearranged and extended.

The operations of OEI prior to the merger were limited to efforts associated with attempting the acquisition of Petrocon and four other unrelated engineering companies simultaneous with an initial public offering of OEI common stock. The acquisitions and initial public offering were unsuccessful, and such efforts were discontinued in December 1998. Costs associated with failed offering in the accompanying consolidated statement of operations for the year ended December 31, 1998, represents OEI's 1998 operating results. OEI had no operations during the year ended December 31, 1999.

As consideration for the merger, certain OEI stockholders including Equus and a group comprised of two members of Petrocon's management received 887,338 shares and 243,992 shares, respectively, of Petrocon common stock. Additionally, an OEI warrant held by Equus (see Note 11) was exchanged for a warrant to purchase 1,552,571 shares of Petrocon common stock at a price of $0.01 per share through January 2009.

As part of the transaction, Equus agreed to exchange a note in the original principal amount of $2.5 million plus accrued interest payable by OEI for a new Series B junior subordinated promissory note of Petrocon in the amount of $2.7 million (the Series B Exchange). Such note bears interest at 8 percent per annum. Interest may be paid in-kind at the option of the Company. The principal and accrued interest are due in March 2006 and, at Equus' option, may be converted to Petrocon common stock at $5.00 per share at any time after maturity. This note is subordinate to the Company's term loan with Fleet (see
Note 8).

The Agreement also stipulated that the Company issue a senior note in the amount of $4.7 million to Equus in exchange for (a) cash consideration in the amount of $2.0 million and (b) the cancellation of a note in the original principal amount of $2.5 million (the bridge loan) (see Note 8) plus unpaid interest payable by Petrocon to Equus. The note bears interest in the amount of 12 percent per annum. Interest may be paid in-kind at the option of the Company until March 2003, at which time interest must be paid in cash each quarter until the note matures in March 2004. The principal must be repaid in five quarterly installments beginning on the fourth anniversary of the issuance of the note. This note is subordinate to the Company's term loan with Fleet.

Additionally, the Agreement provided that the par value of the Company's common stock be adjusted from $.3333 per share to $.001 per share. Accordingly, the accompanying consolidated financial statements have been restated to reflect the adjusted par value for all periods presented.

The reorganization represented a transaction between entities under common control and, accordingly, was accounted for similar to a pooling of interests. As such, the accompanying consolidated financial statements of the Company have been restated to reflect the effects of the reorganization as if it had occurred on January 1, 1998.

3. ASSETS HELD FOR SALE:

During 1999, management of the Company elected to sell the assets of AEI and the Company's 50 percent interest in PAL. The AEI sale was completed in January 2000, and the PAL sale closed in the second quarter of 2001 effective as of January 1, 2000 (see Note 15).

The Company's interest in PAL, which was being accounted for using the equity method of accounting, is presented at net realizable value in the accompanying consolidated balance sheet at December 31, 1999. During the year ended December 31, 1999, the Company recorded an impairment loss of $2.1 million for the difference between the carrying value of $2.9 million and forgiveness of certain debt of $0.8 million realized on the sale of PAL at December 31, 1999.

The net assets of AEI, which are included in the accompanying consolidated balance sheets, are summarized as follows as of December 31, 1999 and 1998 (in thousands):

                                                          1999          1998
                                                      ------------   -----------

Current assets                                             $2,210        $ 4,060
Noncurrent assets                                           6,513         10,689
                                                           ------        -------
     Total                                                  8,723         14,749
                                                           ------        -------
Current liabilities                                         1,791          4,342
Noncurrent liabilities                                          -             90
                                                           ------        -------
     Total                                                  1,791          4,432
                                                           ------        -------
     Net assets                                             6,932         10,317

Less- Valuation reserve recorded in 1999                     (732)             -
                                                           ------        -------
     Net assets after reserve                              $6,200        $10,317
                                                           ======        =======

The valuation reserve recorded in 1999 represents the differences in the net assets and liabilities of AEI and the net realized value based on sales proceeds received during 2000 and costs incurred in connection with the sale including estimated income tax liability. During the year ended December 31, 1999, the Company recorded an impairment loss of $0.7 million related to AEI's net assets at December 31, 1999.

The results of operations for AEI, which included in the accompanying consolidated statements of operations, for the years ended December 31, 1999 and 1998, are as follows (in thousands):

                                                                 1999            1998
                                                             -------------   ------------
Revenues                                                       $11,315         $19,973
Cost of revenues                                                 8,401          15,300
Income (loss) from operations, before valuation expense           (288)          1,307


4. RECENT ACCOUNTING PRONOUNCEMENTS:

In June 1998, SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," was issued. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheets and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction or (c) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security or a foreign currency-denominated forecasted transaction. The accounting for changes in the fair value of a derivative (i.e., gains or losses) depends on the intended use of the derivative and the resulting designation. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The adoption of this statement did not have a material impact on the consolidated financial position or results of operations of the Company.

On December 8, 1999, the United States Securities and Exchange Commission (SEC) staff released Staff Accounting Bulletin (SAB) No. 101, "Revenue Recognition," to provide guidance on the recognition, presentation and disclosure of revenue in financial statements. The Company reviewed its revenue recognition procedures and is satisfied that it is in compliance with SAB No. 101.

In June 2001, SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets" were issued. SFAS No. 141 requires all business combinations initiated after June 30, 2001 to be accounted for under the purchase method. It also establishes specific criteria for recognition of intangible assets separately from goodwill and required unallocated negative goodwill to be written off immediately as an extraordinary gain, rather than deferred and amortized. SFAS No. 142 changes the accounting for goodwill and other intangible assets with the most significant changes being: 1) goodwill and intangible assets with indefinite lives will no longer be amortized; 2) goodwill and intangible assets with indefinite lives will be tested for impairment at least annually; and 3) the amortization period for intangible assets with finite lives will no longer be limited to 40 years. SFAS No. 142 is effective for fiscal years beginning after December 15, 2001. Management believes that the adoption of SFAS Nos. 141 and 142 will not have a material impact on its financial position, results of operations, or cash flow due to the acquisition by IDS on December 21, 2001. (See Note 19.)

SFAS No. 143 "Asset Retirement Obligations" was issued in June 2001, establishing the accounting requirements for retirement obligations associated with tangible long-lived assets, including 1) timing of the liability recognition, 2) initial measurement of the liability, 3) allocation of asset retirement cost to expense, 4) subsequent measurement of the liability, and 5) financial statement disclosures. The statement requires that an asset retirement cost should be capitalized as part of the cost of the related long-lived asset and subsequently allocated to expense using a systematic and rational method. The Company will adopt the statement effective no later than January 1, 2003, as required. The transition adjustment resulting from the adoption of SFAS No. 143 will be reported as a cumulative effect of a change in accounting principle. Management does not believe that the effect of the adoption of this statement will have a material impact on its financial position, results of operations, or cash flow.

In October 2001, SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" was issued, replacing SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of". The new pronouncement requires that those long-lived assets be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations. Therefore, discontinued operations will no longer be measured at net realizable value or include amounts for operating losses that have not yet occurred. SFAS No. 144 also broadens the reporting of discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity and that will be eliminated from the ongoing operations of the entity in a disposal transaction. The provisions of Statement No. 144 are effective for financial statements issued for fiscal years beginning after December 15, 2001, and generally, are to be applied prospectively. Management does not believe that the effect of the adoption of this statement will have a material impact on its financial position, results of operations, or cash flow.


5.  MAJOR CUSTOMERS AND CREDIT RISK:

A significant portion of the Company's customers are engaged in the energy industry. This concentration of customers may impact the Company's overall exposure to credit risk, either positively or negatively, in that customers may be similarly affected by changes in economic and industry conditions. The Company performs ongoing credit evaluations of its customers and does not generally require collateral in support of its trade receivables. The Company maintains reserves for potential credit losses, and actual losses have historically been within the Company's expectations.


6. PROPERTY AND EQUIPMENT: Property and equipment as of December 31, 2000 and 1999, consist of the following (in thousands):

                                                Estimated
                                               Useful Life
                                                in Years        2000          1999
                                              ------------     -------       -------
Land                                                           $   500       $   500
Buildings                                            40          2,250         2,250
Transportation equipment                              5            188           221
Machinery and equipment                            5-10          1,485         1,773
Computer equipment and software                     3-5          5,173         6,270
Leasehold improvements                             5-10            481           616
Furniture and fixtures                               10            433           780
In-process software development costs                              133             -
                                                               -------       -------
                                                                10,643        12,410
Less- Accumulated depreciation                                  (6,839)       (7,275)
                                                               -------       -------
Property and equipment, net                                    $ 3,804       $ 5,135
                                                               =======       =======


7. DETAIL OF CERTAIN
   BALANCE SHEET ACCOUNTS:

The components of trade receivables as of December 31, 2000 and 1999, are as follows (in thousands):

                                                         2000            1999
                                                        -------         -------
Amounts billed at December 31                           $ 8,403         $ 9,978
Amounts billable at December 31, billed January
 of the following year                                    2,251           1,883
Retainage                                                   513             743
Less- Allowance for uncollectible accounts                 (811)           (884)
                                                        -------         -------
Trade receivables, net                                  $10,356         $11,720
                                                        =======         =======

Activity in the Company's allowance for doubtful accounts during the years ended December 31, 2000 and 1999, is as follows (in thousands):

                                                           2000         1999
                                                           -----        -----
Balance at beginning of year                               $ 884        $ 900
Additions to costs and expenses                              293          744
Reductions for uncollectible receivables written
 off and recoveries                                         (366)        (760)
                                                           -----        -----
Balance at end of year                                     $ 811        $ 884
                                                           =====        =====

The status of fixed-price contracts in progress as of December 31, 2000 and 1999, is as follows (in thousands):

                                                                              2000             1999
                                                                            --------         --------
Costs incurred on contracts in progress                                     $  9,301         $ 27,988
Estimated earnings (losses)                                                    2,568           (6,619)
                                                                            --------         --------
                                                                              11,869           21,369
Less- Billings to date                                                       (10,659)         (20,385)
                                                                            --------         --------
    Unbilled costs and profit on fixed-price contracts                      $  1,210         $    984
                                                                            ========         ========

Costs and estimated earnings in excess of billings on uncompleted
 contracts                                                                   $  1,416         $  1,422
  Less- Billings in excess of costs and estimated earnings on
   uncompleted contracts                                                        (206)            (438)
                                                                            --------         --------
    Net estimated earnings in excess of billings on uncompleted
     contracts                                                              $  1,210         $    984
                                                                            ========         ========

The components of accounts payable and accrued expenses as of December 31, 2000 and 1999, are as follows (in thousands):

                                                       2000          1999
                                                      ------       -------
Accounts payable                                      $1,265       $ 4,734
Bank overdraft                                         1,715           995
Accrued compensation                                   1,753         1,956
Accrued vacation                                       1,003         1,370
Reserve for legal exposures (Note 16)                  1,169           570
Other                                                    927         1,482
                                                      ------       -------
Accounts payable and accrued expenses                 $7,832       $11,107
                                                      ======       =======


8. LINE OF CREDIT AND DEBT:

Effective June 15, 1999, Petrocon entered into a financing arrangement with Fleet whereby all outstanding debt to Heller Financial, Inc. (Heller) (a line of credit and two term loans), was repaid. The new loan agreement positions the Fleet debt as senior to all other debt and includes a line of credit limited to $15.0 million, subject to borrowing base restrictions. The agreement also includes a term loan in the amount of $5.0 million. The line of credit is collateralized by trade accounts receivable. At December 31, 2000 and 1999, $3.8 million and $7.1 million, respectively, was outstanding on the line of credit and $1.2 million and $4.6 million, respectively, was outstanding on the term loan. Both the line of credit and the term loan mature on June 14, 2002. The interest rate on the line of credit is one-half of 1 percent plus prime (10.0 percent at December 31, 2000), and the commitment fee on the unused line of credit is 0.375 percent. The interest rate on the term loan is three-quarters of 1 percent plus prime. Monthly principal payments on the term loan plus interest commenced July 1, 1999, and continue until maturity. The remaining borrowings available under the line of credit as of December 31, 2000, were $4.1 million after consideration of the borrowing base limitations.

The Company's Credit Facility contains covenants which require the maintenance of certain ratios, including cumulative fixed charge coverage and specified levels of certain other items including average borrowing availability and various other covenants. At December 31, 1999, and thereafter, the Company was out of compliance with certain of these covenants. The Company obtained an agreement with Fleet whereby Fleet agreed not to call the amounts borrowed pursuant to the Credit Facility through April 30, 2001, due to the Company's noncompliance with financial covenants, provided that the Company comply with certain amended financial covenants through April 30, 2001.

On May 14, 2001, Fleet and the Company amended the Credit Facility providing the following: (a) the maturity date of the line of credit and the term loan was reverted to the original term of June 14, 2002, (b) Fleet waived all covenant violations which occurred prior to this amendment, and (c) the original financing covenants are reinstated except for a less-stringent fixed charge coverage ratio. The Company must meet all financial covenants through the maturity date of the Credit Facility. The Company is in compliance with its
financial loan covenants as of September 30, 2001. (unaudited)   On October 17,
2001, the Company received written concurrence from Fleet to modify the coverage calculation to exclude certain costs attributable either directly or indirectly to the pending merger with Industrial Data Systems, including the costs of settling certain litigation. (unaudited) On December 21, 2001, effective with the merger of IDS (see Subsequent Events) the Second Amended and Restated Loan And Security Agreement was entered into between the Company and Fleet Capital with extended terms through June 14, 2003. (unaudited) The Company has remained in compliance with its financial loan covenants through December 31, 2001, which was based upon certain improvements in operating results over the amounts realized through September 30, 2001. (unaudited)

In June 2000, the Company restructured approximately $1.4 million of current payables at December 31, 1999 to vendors on the Saudi Aramco project into notes payable whereby the Company paid $0.3 million in July 2000 and agreed to pay $1.1 million ratably over a 24-month period. Accordingly, as of December 31, 1999, $1.4 million of accounts payable have been reclassified to long-term debt, net of current portion.

On January 31, 1999, the Company issued $1.3 million of Series A junior subordinated notes to certain stockholders and members of management along with 778,940 warrants to purchase the Company's common stock at $.01 per share through January 2009. Interest may be paid in kind at the option of the Company.

Debt as of December 31, 2000 and 1999, consists of the following (in thousands):

                                                                                                2000            1999
                                                                                              -------         -------
Fleet-
 Line of credit, prime plus 0.5% (10.00% at December 31, 2000), maturing in 2002              $ 3,786         $ 7,144
 Term loan, interest at prime plus 0.75% (10.25% at December 31, 2000), due in
  monthly installments, maturing through 2002                                                   1,237           4,643
Equus-
 Note payable, interest at 12%, due quarterly, maturing through 2004 (Note 2)                   5,777           5,127
 Series B junior subordinated note, interest at 8%, due quarterly, maturing through
  2006 (Note 2)                                                                                 3,070           2,823
Vendors-
 Notes payable, interest at 8%, due monthly, maturing in August 2002                              720           1,435
Stockholders-
 Series A junior subordinated notes, interest at 14%, due monthly, maturing in 2004             1,674           1,453
PAL-
 Note payable, interest at 8%, due monthly, maturing through 2004                                 937               -
Insurance notes payable and other                                                                 859           2,931
                                                                                              -------         -------
                                                                                               18,060          25,556
Less- Current maturities                                                                       (2,216)         (6,643)
                                                                                              -------         -------
    Long-term debt, net of current portion                                                    $15,844         $18,913
                                                                                              =======         =======

Interest on the Equus credit facility and stockholders debt has been accrued and aggregated into the principal balances as permitted by the Equus credit facility and stockholders' debt agreement.

Maturities of debt as of December 31, 2000, are as follows (in thousands):

Year ending December 31-
 2001                                           $ 2,216
 2002                                             4,889
 2003                                             1,985
 2004                                             5,900
 2005                                                 -
 Thereafter                                       3,070
                                                -------
               Total debt                       $18,060
                                                =======


9. LEASES:

The Company leases certain office space and software under noncancelable operating lease agreements. Minimum payments on the multiyear leases over the remaining terms are as follows (in thousands):

Year ending December 31-
 2001                                           $  943
 2002                                              475
 2003                                              259
 2004                                              183
 2005                                                -
                                                ------
      Total minimum lease payments              $1,860
                                                ======

Rent expense for operating leases was $1.0 million, $1.4 million and $1.5 million for the years ended December 31, 2000, 1999 and 1998, respectively.



10. INCOME TAXES:

Federal and state income tax expense (benefit) for the years ended December 31, 2000, 1999 and 1998, is as follows (in thousands):

                                               2000        1999          1998
                                             ------      -------       -------
Federal-
 Current                                       $ -       $(1,520)       $  59
 Deferred                                        -           874         (351)
State-
 Current                                        43           419          338
 Deferred                                        -             -         (330)
                                               ---       -------        -----
Income tax provision (benefit)                 $43       $  (227)       $(284)
                                               ===       =======        =====

The Company estimates state income taxes of $0.3 million will be payable in 2001 resulting from the sale of the assets of AEI in 2000. Such amount has been included in the valuation reserve recorded in 1999 for the AEI net assets held for sale. In addition, the Company is in the process of amending certain state income tax returns for prior years which the Company estimates will result in the refund of taxes paid in the prior years. No receivable for such refunds has been recorded as of December 31, 2000, and the Company intends to record the benefit of any refunds upon receipt.

Actual income tax benefit differs from income tax benefit computed by applying the U.S. federal statutory corporate rate of 34 percent to income (loss) from operations before income taxes as of December 31, 2000, 1999 and 1998, as follows (in thousands):


                                                                   2000           1999           1998
                                                                  -------        -------        -------
Expense (benefit) at the statutory rate                           $    69        $(5,204)       $(1,583)
Increase (decrease) resulting from-
 Nondeductible goodwill amortization and other                         78            185            130
 Gain on sale of assets of AEI                                      2,017              -              -
 Increase (decrease) in valuation allowance                        (2,164)         5,271          1,200
 State income tax expense (benefit), net of benefit for
  federal deduction                                                    43           (479)           (31)
                                                                  -------        -------        -------
Income tax provision (benefit)                                    $    43        $  (227)       $  (284)
                                                                  =======        =======        =======

Deferred income tax provisions result from temporary differences in the recognition of income and expenses for financial reporting purposes and for tax purposes. The tax effects of these temporary differences, representing deferred tax assets and liabilities, result principally from the following as of December 31, 2000 and 1999 (in thousands):

                                                                   2000           1999
                                                                  -------        -------
Net current deferred income tax assets (liabilities)-
 Accrued expenses not deductible for taxes                        $   937      $ 1,060
 Allowance for doubtful accounts                                      143          275
 Deferred loss on sale of subsidiary and other                          -          824
 Federal net operating loss carryforward                                -        2,017
 Less- Valuation allowance                                         (1,080)      (4,176)
                                                                  -------      -------
                                                                  $     -      $     -
                                                                  =======      =======
Net noncurrent deferred income tax assets (liabilities)-
 Depreciation and amortization                                    $  (133)     $  (106)
 Federal and state net operating loss carryforward                  1,392        1,392
 Less- Valuation allowance                                         (1,259)      (1,286)
                                                                  -------      -------
                                                                  $     -      $     -
                                                                  =======      =======

As of December 31, 2000, the Company had a federal net operating loss of $3.2 million which relates to OEI losses. Management believes the Company's merger with OEI resulted in a change of control of OEI which placed significant limitations on the availability of the OEI net operating loss to offset taxable income. In May 2000, the Company filed a carryback claim whereby $6.4 million of the 1999 net operating loss was carried back to completely offset taxable income in 1997 and 1998, and the Company has received a refund of $1.5 million of federal taxes paid in those years. At December 31, 2000, the Company has utilized federal net operating loss carryforwards to offset the federal taxable gain on the sale of AEI. Additionally, in 2001, the Company plans to file an amended federal tax return for the year ended December 31, 1997. The amended return will deduct certain foreign taxes previously credited, resulting in additional net operating loss carryforwards of $0.8 million. These additional carryforwards are not reflected in the table above. It is anticipated that the $0.8 million carryforward that is generated as a result of filing the amended return will be utilized in the 2000 return.

11.  COMMON STOCK AND WARRANTS:

The Company has a common stock redemption agreement whereby upon a stockholder's employment termination, divorce or desire to sell, the Company has a right of first refusal to purchase the stock held by such stockholder. Upon the death or disability of a stockholder, the Company is obligated to purchase the stock held by such stockholder subject to certain limits as set forth by the Company's amended and restated stockholders' agreement. The purchase price per share is at fair market value as determined by the Company's board of directors, in its good faith, and as reasonably acceptable to the stockholder.

In connection with the merger with OEI, warrants were issued to Equus to purchase 1,552,571 shares of Petrocon common stock at a price of $0.01 per share through January 2009 which replaced the warrant to purchase 1,000,000 shares of OEI common stock. Additionally, 78,362 shares of common stock were issued to the former stockholders of AEI in conjunction with certain antidilution provisions of the AEI purchase agreement.

In connection with the issuance of the Series A junior subordinated notes, warrants were issued to the stockholder lenders to purchase 778,940 shares of Petrocon common stock at a price of $0.01 per share through 2009. As of December 31, 2000, such warrants remaining outstanding give the stockholder lenders rights to purchase 361,106 shares of Petrocon common stock.


12.  PREFERRED STOCK:

The Company has authorized 1,000,000 shares of $1.00 par value preferred stock, which may be divided into one or more series as determined by the board of directors. The board is authorized to fix and determine the relative rights and preferences of each series as to dividend rates, redemption, liquidation preferences, sinking fund provisions, convertibility and voting rights.

13.  EMPLOYEE BENEFIT PLANS:

Employees of the Company may participate in a 401(k) savings plan, whereby the employees may elect to make contributions pursuant to a salary reduction agreement upon meeting age and length-of-service requirements. The plan also provides for discretionary contributions by the Company as determined by the board of directors. Under the plan, contributions to the plan will be made in the name of each participating employee in direct proportion to the employee's 401(k) contribution. No contributions were made to the plan for the years ended December 31, 2000, 1999 or 1998.

The Company has a nonqualified stock option plan that provides for the issuance of options for up to 1,200,000 shares of the Company's common stock. The exercise price per share at the date of grant is equal to the fair market value of the Company's common stock; therefore, no compensation expense is recognized under APB Opinion No. 25.

During 2000, 797,846 options were granted at a $1.00 exercise price and vesting over four years. No options were granted in 1999 or 1998. Options are forfeited upon termination of employment and lapse 10 years after date of grant. A summary of stock option activity is as follows (in shares):

Outstanding at December 31, 1998 (427,900 options at $6.50 and 557,755 options at
 $4.44)                                                                                          985,655
  Forfeited (38,640 options at $6.50 and 4,325 options at $4.44)                                 (42,965)
                                                                                               ---------
Outstanding at December 31, 1999 (389,260 options at $6.50 and 553,430 options at
 $4.44)                                                                                          942,690
  Granted (797,846 options at $1.00)                                                             797,846
  Forfeited (163,350 options at $6.50 and 428,298 options at $4.44)                             (591,648)
                                                                                               ---------
Outstanding at December 31, 2000 (225,910 options at $6.50, 125,132 options at $4.44
 and 797,846 options at $1.00)                                                                 1,148,888
                                                                                               =========
Exercisable at December 31, 2000 (133,600 options at $6.50, 125,132 options at $4.44
 and 178,318 options at $1.00)                                                                   437,050
                                                                                               =========
Available for grant at December 31, 2000                                                          51,112
                                                                                               =========
Weighted average remaining life of options outstanding at December 31, 2000                   3.15 years

The summary above does not include 135,998 options issued in consideration for redemption of preferred shares to nonemployees. Such options were forfeited during 2000.

Stock-based compensation costs, as calculated under SFAS No. 123, would have reduced pretax income by an insignificant amount for the years ended December 31, 2000, 1999 and 1998, if the fair values of the options granted (using the minimum value method) had been recognized as compensation expense on a straight-line basis over the vesting period of the grant. For the purposes of SFAS No. 123, the fair market value of the options used a risk-free interest rate of 5.8 percent, an expected life of 10 years and expected dividends of zero percent. During 2000, the 797,846 options that were granted would not have reduced income before taxes if the fair value (using the minimum value method) had been used. No options were granted during the years ended December 31, 1999 or 1998.

The Company and its employees contribute to a health plan that is self-insured by the Company up to $100,000 per claim and approximately $2.9 million annually in the aggregate.


14.  RELATED-PARTY TRANSACTIONS:

The Company leases office space from PEI Investments, a Texas joint venture, in which the Company, an officer and a former employee each own a one-third interest. Rentals paid under these leases were $0.1 million for 2000, 1999 and 1998. These leases expire in 2000 and 2001 and have a present annual rental rate of $0.1 million. The Company is contingently liable as a guarantor for a PEI Investments bank loan. The principal balance was $0.1 million at December 31, 1999, and was paid in full at December 31, 2000.

Prior to the sale of PAL, the Company had transactions with PAL in the normal course of business. PAL provided services to the Company at market prices totaling $2.0 million and $0.2 million in 1999 and 1998, respectively. As of December 31, 1999, a payable of $0.8 million for these services was outstanding.


15.  PETROCON ARABIA, LTD.:

The Company accounted for its 50 percent investment in PAL using the equity method of accounting. Financial statement information of PAL as of and for the years ended December 31, 1999 and 1998, is as follows (in thousands):

                                    1999            1998
                                -------------   -------------
Revenues                             $ 6,795         $10,615
Net loss                              (1,371)           (332)
Total assets                           6,116           8,290
Stockholders' equity                   3,568           4,939

The difference between the carrying amount of the investment and the underlying equity in net assets at the acquisition date consisted of a non-compete agreement in the amount of $1.0 million and goodwill of $0.7 million, which was amortized over 15 years and 40 years, respectively.

The Company's equity in PAL and its earnings from PAL as of and for the years ended December 31, 1999 and 1998, are as follows (in thousands):

                                                                 1999          1998
                                                             ------------   -----------
Company's investment in equity in PAL                            $ 1,784        $2,468
Unamortized excess of cost over equity in underlying net
 assets acquired                                                     889           955
                                                                 -------        ------
      Company's investment in PAL                                  2,673         3,423

Estimated loss on sale of PAL                                     (2,131)            -
                                                                 -------        ------
      Company's net investment in PAL                            $   542        $3,423
                                                                 =======        ======

Company's equity in net loss of PAL                              $  (686)       $ (166)
Amortization of the excess of cost over equity in
 underlying net assets acquired                                      (63)          (77)
                                                                 -------        ------
      Company's equity in losses of PAL                             (749)         (243)

Estimated loss on sale of PAL                                     (2,131)            -
                                                                 -------        ------
   Company's equity in losses and estimated
   losses on sale of PAL                                         $(2,880)       $ (243)
                                                                 =======        ======

The Company had guaranteed borrowings of PAL up to the amount of $1.1 million during 1999 and 1998. In 2000, the Company received a release from the lender of this obligation in connection with the sale of PAL.

The Company entered into an agreement to sell its 50 percent ownership in PAL to its in-country partner of the other 50 percent of PAL in consideration for forgiveness of $0.8 million of the existing $1.7 million obligation to PAL, of which $0.8 million was included in accounts payable and $0.9 million was included in other notes payable in the December 31, 1999, consolidated balance sheet. An estimated loss has been accrued as of December 31, 1999, for approximately $2.1 million which has been recorded as a reduction of the investment in PAL in the accompanying consolidated balance sheet. Effective January 1, 2000, the Company wrote off its $543,000 investment in PAL and also wrote off $543,000 of net accounts payable and other indebtedness to PAL which were forgiven pursuant to the agreement described below. In addition, effective January 1, 2000, the Company ceased recording any equity in the income or losses of PAL. Accordingly, management believes that an agreement with the in-country owner of the other 50 percent of PAL was reached in early 2000 which provided the terms to sell the Company's interest in PAL. In April 2001, a definitive agreement was signed by the stockholders of PAL, documenting this agreement effective January 1, 2000. This agreement provides that the Company will enter into a consulting agreement with the buyer whereby the Company will pay $10,000 per month for a period of 18 months beginning July 2001. The Company intends to expense these payments prospectively as they are made.


16.  COMMITMENTS AND CONTINGENCIES:

McConnell Dowell Constructors, Ltd.

In 1997, the Company entered into a joint venture partnership agreement with McConnell Dowell Constructors, Ltd. (MCD), to provide certain products and services to Aramco Services Company (Aramco). The contract among the parties specified that the Company was to provide engineering and procurement services, while MCD was to furnish construction resources. The joint venture agreement provided for joint and several liabilities to the Company and MCD for costs incurred by either party. The consortium's contract with Aramco was bid on a fixed-price basis, and the Company began work on the contract in June 1997. The contract provided that the Company could bill Aramco as certain contractually stipulated milestones were achieved by the Company. During 1998, management of the Company became aware that, for various reasons, the Company's cost to provide the services would exceed the contract price. As a result, the Company has recorded a $3.1 million pretax loss during the year ended December 31, 1998. During 1999, management became aware of additional costs in excess of the contract price and recorded additional pretax losses of $6.1 million during the year ended December 31, 1999.

During 1999, the Company discontinued providing services on the project and dissolved the partnership with MCD. The terms of the partnership dissolution agreement stipulated that the Company's maximum liability to MCD is $1.8 million for costs incurred as a result of the dissolution. During early 2001, 2000 and 1999, management pursued various claims and change orders with the project owner and MCD. Management also has negotiated certain assertions for cost recovery MCD made against the Company. The Company and MCD reached a settlement in April 2001 whereby the Company forgave a $0.3 million retention receivable from MCD in exchange for the forgiveness by MCD of all potential claims up to and including any unrecovered portion of the $1.8 million.

Employment Agreements

The Company has employment agreements with certain of its executive officers, the terms of which expire at various times through December 2002. Such agreements provide for minimum salary levels, adjusted annually for cost-of-living changes, as well as for incentive bonuses that are payable if specified management goals are attained. The aggregate commitment for future salaries at December 31, 2000, excluding bonuses, was approximately $2.3 million. In May 2000, the Company terminated the employment of two of its officers who have guaranteed compensation provisions under their employment agreements. The Company disputes the validity of these two employment contracts and has taken legal action against the two former officers alleging negligence in their fiduciary responsibilities as officers of the Company. The officers have brought a countersuit against the Company seeking the remaining compensation provided for under the disputed employment agreements. The Company and the officers have engaged in settlement discussions regarding these suits. As of December 31, 2000, management has accrued an estimated settlement amount of $0.2 million related to these matters. (See Note 19.)

Additional Acquisition Consideration

Certain former stockholders of RPM receive additional acquisition consideration to the extent that RPM exceeds certain targeted annual earnings thresholds each year through the year ended December 31, 2001. As of December 31, 2000 and 1999, $2.6 million and $2.1 million, respectively, of additional consideration has been earned and accounted for as additional goodwill on a cumulative basis since the date of the RPM acquisition.

Litigation

The Company is involved in legal actions arising in the ordinary course of business. Certain of these claims involve lawsuits and proceedings for failure of contractual performance. Management believes the Company's exposure for two such claims is covered by insurance, and the Company has accrued the costs subject to the insurance deductible of $0.1 million each. Two additional claims brought against the Company by certain subcontractors which allege errors and delays in the performance of certain engineering work performed on a project in 1999 are not covered by insurance, and the Company has accrued management's estimate of the uninsured losses as of December 31, 1999. During 2000, the Company received approximately $0.5 million in cash from the customer on this project for the customer's estimated share of damages in the alleged claims. As such, the Company increased its reserve for its exposure for these claims upon receipt of the cash in 2000. As disclosed in Note 7, the total liability established for estimated losses at December 31, 2000 was $1.2 million.

Management believed there were no additional matters reasonably possible of being resolved against the Company. As described in Note 19, settlement and tentative settlement of two lawsuits resulted in additional costs of $623 thousand recorded during the third quarter 2001.

Insurance

The Company carries a broad range of insurance coverage, including general and business auto liability, commercial property, professional errors and omissions, workers' compensation insurance and a general umbrella policy. The Company has not incurred significant claims in excess of insurance recoveries. The Company is self-insured for health insurance claims. Provisions for expected future payments are accrued based on the Company's experience.


17.  EXPORT SALES:

Export sales were approximately $0.1 million, $8.8 million and $7.3 million for the years ended December 31, 2000, 1999 and 1998, respectively. Such sales were in South America, the Caribbean Islands, Europe, Africa, the Middle East and the Far East.


18.  EARLY EXTINGUISHMENT OF DEBT:

In June 1999, the Company refinanced the Heller line of credit and term loans (see Note 8). The write-off of the deferred costs associated with the debt resulted in an extraordinary loss of $0.2 million, net of related tax benefit of $0.1 million.


19.  SUBSEQUENT EVENTS: (Unaudited)

On April 3, 2001 the Company signed a letter of intent with Industrial Data Systems Corporation (IDS), a publicly traded company on the American Stock Exchange, to effect a stock for stock exchange, with the Company surviving as an indirect, wholly owned subsidiary of IDS. Under the terms of the definitive merger agreement signed on August 1, 2001, IDS issued 9.8 million shares of its common stock in return for 100% of the Company's shares. In addition, Equus agreed to convert approximately $9.0 million of its notes into 2.5 million shares of newly issued IDS Series A Convertible Preferred Stock, a promissory note, and receive cash. All of the Company's currently issued stock options were either converted into IDS stock options or expired. The Company's Board of Directors and shareholders unanimously approved the transaction, which was effective December 21, 2001.

The Company was party to a lawsuit wherein certain former employees asserted that the Company, among other things, was in breach of contracts with them. The lawsuit was settled in September 2001, and the Company agreed to pay approximately $453 thousand to such employees. The settlement was expensed and accrued in the quarter ended September 30, 2001.

On October 17, 2001, the Company received written concurrence from Fleet to modify the coverage calculation related to its financial loan covenants to exclude certain costs attributable directly or indirectly to the pending merger with IDS, including the cost of settling certain litigation.

In October 2001, the Company reached a tentative settlement agreement as a result of mediation with certain executive officers whose employment was terminated in 2000. The settlement was subject to approval by Fleet. The settlement stipulates the Company pay $775 thousand including the repurchase of 288,565 shares of stock at $0.79 per share and repayment of an outstanding note payable of approximately $73 thousand. The remaining portion will be paid in 24 equal monthly installments with the balance of $175 thousand due on the 25th month. As of September 30, 2001 the Company had accrued an additional $200 thousand during the third quarter for a total of $410 thousand related to this matter.

20. SEGMENT DATA:

The Engineering Services segment is engaged in providing a broad range of engineering services, such as feasibility studies, design, engineering and project construction management to industrial customers with a primary focus in the process industries (oil, chemical and petrochemical). Specialities are in the areas of distributive control systems, power distribution, process, design, and safety management. The In-Plant Services segment includes all on-site engineering, contract services and inspection services whereby the client provides all supervision and any required assets such as computer equipment. The Systems segment provides design, fabrication, installation, start-up, checkout and maintenance of analyzers and PLC systems. The Other segment consists primarily of unallocated corporate administrative activity.

All segments operate primarily in the United States with limited international activities.

Financial information relating to the Company's segments is as follows (in thousands):

                                                       Engineering    In-Plant
                                                         Services     Services   Systems    Other       Total
                                                       -----------    --------   -------   --------   ----------
December, 1998
 Sales                                                   $54,835     $37,036   $ 9,030   $  -        $100,901
 Operating income (loss)                                  (1,273)      5,364       797    (7,760)      (2,872)
 Identifiable assets                                      41,443         783     2,045       283       44,554
 Capital expenditures                                      1,074           -        92        76        1,242
 Depreciation and amortization                             1,329         146       119       291        1,885

December, 1999
 Sales                                                    37,757      31,212    12,026         -       80,995
 Operating income (loss)                                  (8,691)      2,999     1,504    (5,730)      (9,918)
 Estimated loss on assets held for sale                        -           -         -      (732)        (732)
 Identifiable assets                                      29,225         762     2,305       349       32,641
 Capital expenditures                                         99           -        66       264          429
 Depreciation and amortization                             1,370         384        70       491        2,315

December, 2000
 Sales                                                    26,185      31,728    10,431         -       68,344
 Operating income (loss)                                   1,242       3,521     1,263    (3,808)       2,218
 Identifiable assets                                      17,965         741     2,328       266       21,300
 Capital expenditures                                         36           -       102        93          231
 Depreciation and amortization                               791          30        75       318        1,214

September 30, 2000 (unaudited)
 Sales                                                    19,359      23,365     7,401         -       50,125
 Operating income (loss)                                     718       2,369       837    (2,769)       1,155
 Identifiable assets                                      17,944       1,414     2,172         -       21,530
 Capital expenditures                                         76           -        34         -          110
 Depreciation and amortization                               583          24        50       226          883

September 30, 2001 (unaudited)
 Sales                                                    20,549      24,161     7,169         -       51,879
 Operating income (loss)                                   1,360       2,343       147    (3,250)         600
 Identifiable assets                                      16,895       1,616     2,202       817       21,530
 Capital expenditures                                         56           -         4        63          123
 Depreciation and amortization                               451          18        57       242          768

(b)  Pro Forma Financial Information

     The pro forma financial information relating to the acquisition required pursuant to Article 11 of Regulation S-X is attached hereto as Annex B.

                          UNAUDITED PRO FORMA COMBINED

                    FINANCIAL DATA FOR IDS AFTER THE MERGER

BASIS OF PRESENTATION

     The accompanying unaudited pro forma condensed consolidated financial statements are based on adjustments to the historical consolidated financial statements of IDS to give effect to the acquisition described in "Acquisition" below. The pro forma condensed consolidated statements of operations assume the acquisition was consummated as of the beginning of each period presented. The pro forma condensed consolidated balance sheet assumes the acquisition occurred as of September 30, 2001. IDS' management believes, however, that the pro forma adjustments and the underlying assumptions and estimates reasonably present the significant effects of the transactions reflected thereby and that any subsequent changes in the underlying assumptions and estimates will not materially affect the unaudited pro forma consolidated financial statements presented herein. The pro forma condensed consolidated statements of operations are not necessarily indicative of results that would have occurred had the acquisition been consummated as of the beginning of the periods presented or that might be attained in the future. Certain information normally included in the financial statements prepared in accordance with generally accepted accounting principles has been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission. These pro forma financial statements should be read in conjunction with the historical financial statements of IDS, the historical financial statements of the acquired company, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in Amendment No. Three to Form S-4.

EARNINGS PER SHARE

     Pro forma earnings per share were computed by dividing net income applicable to common stock by the weighted average number of shares of common stock.

ACQUISITION

     IDS entered into a letter of intent on April 3, 2001 to acquire, through merger with a wholly owned subsidiary, Petrocon Engineering, Inc., a Texas-based engineering support services company, in exchange for 9,800,000 shares of IDS, valued at $0.71 per share (the average price three days prior and three days subsequent to the announcement of the merger). The purchase price totals approximately $23,570,000. The transaction was financed by issuance of common stock valued at $6,637,000, issuance of preferred stock with a liquidation value of $2,500,000 and assumption of debt totaling approximately $13,500,000. The transaction was accounted for as a purchase. Accordingly, the results of operations of Petrocon will be included in the consolidated results of operations of IDS from the date of acquisition. In connection with the acquisition, certain Petrocon shareholders converted shareholder notes of $1,898,000 (balance at September 30, 2001) into Petrocon common stock.

                      Industrial Data Systems Corporation
     Pro Forma Condensed Consolidated Statement of Operations (Unaudited)
                         Year Ended December 31, 2000

                                                         Historical
                                     --------------------------------------------------
                                                                                               Pro Forma
                                          IDS             Petrocon           Combined         Adjustments            Pro Forma
                                     -----------    -----------------      ------------       -----------           -----------
 Operating revenues                   $16,976,023        $68,343,696        $85,319,719                             $85,319,719

 Operating expenses:
  Costs of goods sold                  13,026,754         55,932,211         68,958,965                              68,958,965
  Selling, general and
   administrative                       3,211,541          8,979,992         12,191,533                              12,191,533
  Depreciation and amortization           216,237          1,213,824          1,430,061          (125,399)   (B)      1,304,662
                                      -----------        -----------        -----------        ----------           -----------
     Operating profit                     521,491          2,217,669          2,739,160           125,399             2,864,559

 Other income (expense):
  Interest expense, net                   (39,928)        (2,072,688)        (2,112,616)          578,254    (A)     (1,683,734)
                                                                                                 (149,372)   (C)
  Other, net                               22,083             56,807             78,890                 -                78,890
                                      -----------        -----------        -----------        ----------           -----------
 Income before provision for
  income taxes                            503,646            201,788            705,434           554,281             1,259,715

 Provision for income taxes               122,768             42,534            165,302           319,688    (E)        484,990
                                      -----------        -----------        -----------        ----------           -----------
 Net income                               380,878            159,254            540,132           234,593               774,725
                                      -----------        -----------        -----------        ----------           -----------
 Preferred stock dividends                      -                  -                  -           200,000    (A)        200,000
                                      -----------        -----------        -----------        ----------           -----------
 Net income available to
  common stockholders                 $   380,878        $   159,254        $   540,132        $   34,593           $   574,725
                                      ===========        ===========        ===========        ==========           ===========
 Basic and diluted earnings
  per common share                          $0.03                                                                         $0.03
                                      ===========                                                                   ===========
 Number of shares used to
  compute earnings per share           12,964,918                                               9,900,500            22,865,418
                                      ===========                                              ==========           ===========



   See accompanying notes to these unaudited pro forma condensed consolidated financial statements.

                      Industrial Data Systems Corporation
     Pro Forma Condensed Consolidated Statement of Operations (Unaudited)
                     Nine Months Ended September 30, 2001

                                                    Historical
                                 -------------------------------------------------
                                                                                          Pro Forma
                                     IDS             Petrocon           Combined         Adjustments            Pro Forma
                                -------------      -------------     --------------      -----------          ------------

Operating revenues               $16,859,228        $51,878,852        $68,738,080                             $68,738,080

Operating expenses:
 Costs of goods sold              12,460,937         42,478,549         54,939,486                              54,939,486
 Selling, general and
  administrative                   2,700,749          7,412,102         10,112,851                              10,112,851
 Merger related expenses                   -            620,000            620,000          (620,000)   (C)              -
 Depreciation and
  amortization                       168,492            767,857            936,349           (96,538)   (B)        839,811
                                 -----------        -----------        -----------        ----------           -----------
   Operating profit                1,529,050            600,345          2,129,394           716,538             2,845,932

Other income (expense):
 Interest expense, net               (10,711)        (1,506,197)        (1,516,908)          641,049    (A)       (954,279)
                                                                                             (78,420)   (C)
 Other, net                                -            (27,973)           (27,973)                -               (27,973)
                                 -----------        -----------        -----------        ----------           -----------
Income (loss) before
 provision for income
 taxes                             1,518,339           (933,825)           584,513         1,279,167             1,863,680

Provision for income taxes           580,500                  -            580,500           137,017    (E)        717,517
                                 -----------        -----------        -----------        ----------           -----------
Net income (loss)                    937,839           (933,825)             4,013         1,142,150             1,146,163
                                 -----------        -----------        -----------        ----------           -----------

Preferred stock dividends                  -                  -                  -           150,000    (A)        150,000
                                 -----------        -----------        -----------        ----------           -----------

Net income available to
 common stockholders             $   937,839        $  (933,825)       $     4,013        $  992,150           $   996,163
                                 ===========        ===========        ===========        ==========           ===========
Basic and diluted
 earnings per common share             $0.07                                                                         $0.04
                                 ===========                                                                   ===========

Number of shares used to
 compute earnings per
 share                            12,964,918                                               9,900,500            22,865,418
                                 ===========                                              ==========           ===========



   See accompanying notes to these unaudited pro forma condensed consolidated financial statements.

                      Industrial Data Systems Corporation
          Pro Forma Condensed Consolidated Balance Sheet (Unaudited)
                              September 30, 2001

                                                          Historical
                                         --------------------------------------------
                                                                                           Pro Forma
                                             IDS          Petrocon         Combined       Adjustments              Pro Forma
                                         -----------   -------------     ------------    ------------             ------------
         ASSETS
         ------
CURRENT ASSETS:
 Cash and cash equivalents                $  136,848    $     40,910     $    117,758         (61,268)   (C)       $   116,490
 Municipal bond, at cost                     400,000               -          400,000        (400,000)   (C)                 -
 Accounts receivable-trade, net            5,020,838      12,336,184       17,357,022                               17,357,022
 Inventory                                   797,658               -          797,658                                  797,658
 Costs in excess of billings                 284,969         560,924          845,893                                  845,893
 Prepaids, expenses and other                334,879         262,106          596,985                                  596,985
                                          ----------    ------------     ------------                              -----------
      Total current assets                 6,975,192      13,200,124       21,175,316        (461,268)              19,714,048

 Property and equipment, net               1,678,152       3,486,622        5,164,774                                5,164,774
 Goodwill                                      6,300       4,515,910        4,522,210       9,040,785    (B)        14,660,394
                                                                                            1,097,399    (C)
 Other assets                                442,091         327,480          769,571        (442,091)   (C)           327,480
                                          ----------    ------------     ------------     -----------              -----------
      Total assets                        $9,101,735    $ 21,530,136     $ 30,631,871     $ 9,234,825              $39,866,696
                                          ==========    ============     ============     ===========              ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------
CURRENT LIABILITIES:
 Line of credit                           $  674,546    $  6,223,626     $  6,898,172     $(6,898,172)   (A)      $          -
 Current maturities - long-term debt           5,487       1,703,964        1,709,451               -                1,709,451
 Current maturities - capital lease
  obligation                                   9,869               -            9,869                                    9,869
 Accounts payable                          1,612,543       1,810,014        3,422,557                                3,422,557
 Billings in excess of costs                  29,954       1,036,403        1,066,357                                1,066,357
 Income taxes payable                        490,217          69,177          559,394                                  559,394
 Accrued expenses and other current
  liabilities                                626,088       4,730,004        5,356,092      (1,052,487)   (C)         4,303,605
                                          ----------    ------------     ------------     -----------              -----------
      Total current liabilities            3,448,704      15,573,188       19,021,892      (7,950,659)              11,071,233

Long-term debt, net of current maturities    365,368      11,916,313       12,281,681       1,141,592    (A)        14,296,991
                                                                                              873,718    (C)
Capital lease obligation, net of current
 maturities                                  179,919               -          179,919                                  179,919
Deferred income taxes                         11,000               -           11,000                                   11,000
                                          ----------    ------------     ------------                              -----------
      Total liabilities                    4,004,991      27,489,501       31,494,492      (5,935,349)              25,559,143
                                          ----------    ------------     ------------     -----------              -----------
Preferred stock subject to mandatory               -               -                -       2,500,000    (A)         2,500,000
 redemption

STOCKHOLDERS' EQUITY:
 Common Stock                                 12,965           6,433           19,398           3,367    (B)
                                                                                                  100    (C)            22,865
 Note receivable from shareholder           (196,500)              -         (196,500)        196,500    (D)                 -
 Additional paid-in capital                2,640,154       9,061,830       11,701,984      (2,434,776)   (B)
                                                                                               70,900    (C)         9,338,108
 Retained earnings (accumulated
  deficit)                                 2,640,125     (15,027,628)     (12,387,503)     14,834,083    (B)(D)      2,446,579
                                          ----------    ------------     ------------     -----------              -----------
      Total stockholders' equity
       (deficit)                           5,096,744      (5,959,365)        (862,621)     12,670,174               11,807,553
                                          ----------    ------------     ------------     -----------              -----------
      Total liabilities and
       stockholders'
       equity (deficit)                   $9,101,735    $ 21,530,136     $ 30,631,871     $ 9,234,825              $39,866,696
                                          ==========    ============     ============     ===========              ===========

   See accompanying notes to these unaudited pro forma condensed consolidated financial statements.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

1)  BASIS OF PRESENTATION

     The following pro forma adjustments have been made to the historical condensed consolidated financial statements of IDS to give effect to the acquisition of Petrocon described above as if it had occurred as of September 30, 2001, and to the historical condensed consolidated statements of operations as if the acquisition described above were consummated as of the beginning of each period presented. The unaudited pro forma consolidated financial statements may not necessarily be indicative of the results which actually would have occurred if the acquisition had been in effect on the date or for the periods indicated or which may result in the future.

2)  PRO FORMA ADJUSTMENTS

    A)  PRE-CLOSING TRANSACTIONS

..   Petrocon Shareholder Transactions - As of September 30, 2001, Petrocon owed
    $1,898,007 to certain of its shareholders. Immediately prior to the closing of the merger, $190,000 of such debt was repaid with funds financed under the Fleet line of credit, and $1,635,973 of such debt was converted into common stock of Petrocon (see reconciliation of common stock in footnote B below). This resulted in a net reduction in long-term debt of approximately $1,635,973 in the accompanying unaudited pro forma condensed consolidated balance sheet as of September 30, 2001, as well as an increase to common stock and additional paid-in capital of Petrocon and a reduction in the goodwill resulting from the purchase price allocation in the post-merger balance sheet of IDS as of September 30, 2001 (see reconciliation of goodwill in footnote B below). In addition, the reduction in long-term debt would have reduced interest expense in the accompanying unaudited pro forma statements of operations for the year ended December 31, 2000 and the nine-months ended September 30, 2001, respectively (see table below).

..   Equus Transactions - As of September 30, 2001, Petrocon owed Equus
    $9,740,607, which was restructured immediately prior to and in connection with the merger. The amount of $2,000,000 was repaid with funds financed under the Fleet line of credit, a new note was entered into for $3,000,000 (9.5% interest rate); Equus received 2,500,000 shares of IDS preferred stock (which has been valued at $2,500,000 for financial statement purposes, resulting in debt cancellation of $2,240,607). The preferred stock has a liquidation value of $1 per share; 8% cumulative dividend; is convertible into IDS common stock and is subject to mandatory redemption in seven years. The cancellation of debt resulted in an increase in Petrocon shareholder equity immediately prior to the merger transaction resulting in a decrease in the goodwill in the post merger balance sheet of IDS as of September 30, 2001 (see reconciliation of goodwill in footnote B below). Additionally, the reduction in long-term debt resulting from these transactions reduces interest expense in the accompanying unaudited pro forma statements of operations for the year ended December 31, 2000 and the nine months ended September 30, 2001, respectively (see table below). The preferred stock to be issued to Equus and the common stock into which it is convertible is subject to the resale restrictions provided by Rule 144 promulgated under the Securities Act of 1933. Equus does not have registration rights with respect to these shares.

..   Fleet Transaction -- For purposes of the September 30, 2001 unaudited condensed consolidated pro forma balance sheet, the revolver portion of the Fleet credit facility totaling $6,223,626 and the IDS line of credit totaling $674,576 have been reclassified from current to non-current. In connection with the merger, Fleet forwarded to Petrocon The Second Amended and Restated Loan And Security Agreement extending the terms of the credit facility for one year to June 14, 2003, and retaining the $15,000,000 maximum amount available under the revolving credit facility. The Fleet agreement also permits payment of $2,000,000 in cash to Equus at the closing of the merger to satisfy the Equus notes that become due on that date. The Fleet line of credit contains a variable rate debt. Based on the outstanding balance as of September 30, 2001, a one-eighth percentage point increase in the borrowing rate of Fleet's line of credit increases the combined company's monthly payment obligation by approximately $900.00. The revolver credit facility is subject to compliance by Petrocon with certain financial covenants, including a fixed charge coverage ratio of 1.00 and a senior debt to EBITDA ratio of 3.50, declining quarterly to 2.50 to 1.00. Management executed the security agreement with Fleet effective with the merger on December 21, 2001. Upon receipt of the amended Fleet credit facility extending the maturity date to June 14, 2003, and retaining the $15,000,000 line of credit, the payment of $2,000,000 was made to Equus at the closing of the merger, and the IDS line of credit was paid in full.

..   Employment Agreements - As part of the merger transaction, employment agreements were executed with certain executives. These agreements have been finalized however amounts are consistent with prior years and therefore no adjustments to the pro forma information was made.

..   Advisor Compensation - The financial advisor to Petrocon is Mills Group,
    Ltd. and the financial advisor to IDS is J.C. Sorensen. J.C. Sorensen was engaged by IDS to assist with the identification, evaluation and negotiation of the merger and to provide other customary financial advisory services. The merger related fees and expenses include $200,000 and 204,615 shares of Petrocon common stock issued to Mills Group, Ltd. immediately prior to the closing of the merger and 99,500 shares of Petrocon common stock issued to J.C. Sorensen immediately prior to the closing of the merger. The Petrocon shares were exchanged for shares of IDS common stock at the closing of the merger. In addition, IDS paid J.C. Sorensen $280,000 and issued an additional 100,500 shares of IDS common stock outside of the merger transaction which shares do not have registration rights and will be subject to compliance with the requirements of Rule 144 promulgated under the Securities Act of 1933.

..   The following summarizes the effect of the above pre-closing transactions in the accompanying unaudited pro forma condensed consolidated balance sheet as of September 30, 2001:


                                                                                         Increase (Decrease)
                                                                                          In Long-term debt
                                                                                         -------------------
Long-term debt:
  Shareholder notes converted to common stock                                                 $(1,635,973)
  Equus note converted to preferred stock                                                      (2,500,000)
  Equus note balance cancelled                                                                 (2,240,607)
  Petrocon revolver and IDS line of credit refinanced to non-current                            6,898,172
  Reclassification of Petrocon accrued merger related expenses incurred as of                     620,000
   September 30 (see C below)                                                                 -----------
Net pro forma adjustment to long-term debt                                                    $ 1,141,592
                                                                                              ===========

     The following summarizes the effect of the above pre-closing transactions in the accompanying unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2000 and the nine months ended September 30, 2001:

                                                                                                        Nine Months
                                                                           Year Ended                      Ended
                                                                        December 31, 2000           September 30, 2001
                                                                       -------------------         --------------------
Interest expense:
  Shareholder notes converted to common stock (at 14%)                           $(220,852)                   $(199,289)
  Equus debt:
  i)   Actual expense per historical financial statements (at 12%)                (897,402)                    (786,654)
  ii)  $3,000,000 note remaining (at 9.5%)                                         285,000                      213,750
  Additional borrowing - Fleet line of credit*                                     219,000                      114,975
        (Payment to Shareholders and Equus)
  Foregone interest income on bonds (see C below)                                   36,000                       16,169
                                                                                 ---------                    ---------
Net pro forma adjustment to interest expense                                     $(578,254)                   $(641,049)
                                                                                 =========                    =========

---------
*  Calculated using 10% and 7% for the year ended
   December 31, 2000 and the nine months ended
   September 30, 2001, respectively, which approximated the terms in the Fleet revolving credit arrangement.

B)  MERGER CONSIDERATION

    Calculation of the purchase price and the allocation of the pro forma adjustments are based on IDS' estimate of the fair value of the assets and liabilities. The following summarizes the calculation of the estimated purchase price of Petrocon:


Debt assumed                                                                       $13,500,000
Transaction costs                                                                      930,000
Fair value common stock issued                                                       6,637,000
Value of preferred stock issued                                                      2,500,000
Rounding                                                                                 3,000
                                                                                   -----------
        Total estimated purchase price                                             $23,570,000
                                                                                   ===========

    The following is the detailed preliminary allocation of purchase price:

Total purchase price                                                               $23,570,000

Current assets                                               $13,200,000
Property and equipment                                         3,500,000
Other assets                                                     300,000
                                                             -----------
                                                              17,000,000
Current liabilities and pre-closing costs                     (8,090,000)
                                                             -----------
        Net assets of Petrocon acquired                                             (8,910,000)
                                                                                   -----------
 Goodwill                                                                          $14,660,000
                                                                                   ===========

    The excess purchase price over fair value was allocated as goodwill, and, in accordance with Financial Accounting Standards Board Statement No. 142, Goodwill and Other Intangible Assets, and there will be no amortization of the resulting goodwill. To reflect the provisions of this pronouncement, the pro forma adjustments reflect the reversal of Petrocon's historical goodwill amortization of $125,399 and $96,538 for the year ended December 31, 2000 and the nine months ended September 30, 2001, respectively. The amortization of goodwill from IDS transactions that occurred prior to June 30, 2001 remains in the historical statements of operations.

    Issuance of IDS Common Stock - The adjustment reflects the issuance of 9,800,000 shares of IDS common stock for the outstanding shares of Petrocon common stock. The common stock was valued at $.71 per share, or $6,958,000, which is the average price of IDS common stock three days prior to and subsequent to the announcement of the merger. The issuance of IDS common stock and retirement of Petrocon common stock resulted in the elimination of the Petrocon shareholder deficit and creation of goodwill from the excess purchase price over the fair value of Petrocon.

    The following summarizes the effect of the issuance of the IDS common stock in the accompanying unaudited pro forma condensed consolidated balance sheet as of September 30, 2001:

Goodwill:
  Issuance of IDS common stock                                                                     $  6,958,000
  Elimination of Petrocon shareholder deficit                                                         5,959,365
  Pre-closing conversion of shareholder notes to equity (see A above)                                (1,635,973)
  Pre-closing cancellation of Equus debt (see A above)                                               (2,240,607)
                                                                                                   ------------
         Net pro forma adjustment to goodwill                                                      $  9,040,785
                                                                                                   ============
Common Stock:
  Issuance of IDS common stock                                                                     $      9,800
  Pre-closing issuance of Petrocon stock at $0.65 per share for Petrocon shareholder debt
   (see A above)                                                                                          2,517
  Pre-closing issuance of Petrocon stock at $0.65 per share for advisor compensation (see A
   above)                                                                                                   304
  Retirement of Petrocon common stock                                                                    (9,254)
                                                                                                   ------------
         Net pro forma adjustment to common stock                                                  $      3,367
                                                                                                   ============
Additional Paid-in Capital:
  Issuance of IDS common stock, net of estimated registration costs of $321,146                    $  6,627,054
  Pre-closing issuance of Petrocon common stock at $0.65 per share for
       Petrocon shareholder debt                                                                      1,633,456
  Pre-closing issuance of Petrocon common stock at $0.65 and $0.71 per
      share for advisor compensation                                                                    203,341
  Elimination of Petrocon additional paid-in capital                                                (10,898,627)
                                                                                                   ------------
         Net pro forma adjustment to additional paid-in capital                                    $ (2,434,776)
                                                                                                   ============

C)  MERGER RELATED EXPENSES

..   Total merger related fees and expenses, consisting primarily of fees and expenses of investment bankers, attorneys, accountants, and financial printing, SEC filing fees, and other related charges, are $2,262,190. Fees and expenses totaling approximately $620,000 of Petrocon have been accrued and expensed in the unaudited pro forma condensed statements of operations for the period ended September 30, 2001, and $484,498 future costs have been accrued and reflected as a reduction of retained earnings in the unaudited pro forma condensed consolidated balance sheet as of September 30, 2001 and $203,645 in stock issued as advisor compensation is reflected as a reduction of retained earnings and a decrease in goodwill (see A above).

    IDS incurred $442,091 in expenses and registration fees as of September 30, 2001 and an additional $491,956 pre-closing expenses that equal $934,047 in transaction costs. Of these costs, $612,901 have been included in goodwill in the unaudited pro forma condensed consolidated balance sheet, and approximately $321,146 relate to registration costs which have been credited against the fair value of the securities being issued, and reflected as a reduction in additional paid-in capital (see B above). Included in these amounts are 100,500 shares of common stock valued at approximately $71,000 issued to an IDS advisor. Immediately before the closing of the merger, Petrocon issued 204,615 shares of its common stock to the Petrocon advisor and 99,500 shares of its common stock to the IDS advisor. IDS used the proceeds from the sale of bonds totaling $400,000 with accrued interest of $61,268 and additional borrowings of approximately $873,718 to pay for the merger related expenses. The increase in long-term debt would have increased interest expense by approximately $149,372 and $78,420 in the accompanying unaudited pro forma statements of operations for the year ended December 31, 2000 and nine months ended September 30, 2001, respectively.

     The following is the effect on goodwill of merger related expenses:

Actual transaction costs incurred by IDS, less registration fees                      $  612,901
Pre-closing expense of Petrocon that would result in an increase in accumulated deficit in Petrocon's historic financial statements and an
 increase in goodwill in the post merger balance sheet                                   688,143
Pre-closing issuance of Petrocon common stock that would result in a decrease in accumulated deficit in Petrocon's historic financial statements and a
 decrease in goodwill in the post merger balance sheet                                  (203,645)
                                                                                      ----------
       Net pro forma adjustment to goodwill                                           $1,097,399
                                                                                      ==========

..   The adjustment to reduce merger related expense by $620,000 on the unaudited pro forma condensed statement of operations for the nine months ended September 30, 2001 is made to show the effects of reversing this non-recurring expense.

..   IDS incurred $442,091 in expenses of which $266,842 remained unpaid as of
    September 30, 2001. This amount plus the additional expenses incurred by IDS of $491,956 and the additional unpaid expenses incurred by Petrocon of $579,143 net of the proceeds from the redemption of the bonds of $464,223 have been reclassified in the pro forma adjustment to long-term debt.

D)  SHAREHOLDER RECEIVABLE

    The adjustment reflects the option pool created by Alliance 2000 to permit the grant of options to purchase IDS common stock to certain employees of IDS and its subsidiaries following the merger. The option pool was created in exchange for the cancellation of an IDS note receivable from Alliance totaling $196,500. The balance was adjusted against retained earnings to reflect the cancellation as a distribution to the stockholders.

E)  INCOME TAXES

     The adjustment for income taxes results in an estimated approximate 38.5% tax rate, which reflects the estimated effective tax rate for both federal and state income taxes after the merger.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned here unto duly authorized.



                                         INDUSTRIAL DATA SYSTEMS CORPORATION




                                         /s/ ROBERT W. RAIFORD
                                         ___________________________________
                                         Robert W. Raiford
                                         Chief Financial Officer and Treasurer


Date    3/5/02
    ____________________